Filed Pursuant to Rule 433

Registration No. 333-167811

June 27, 2012

Delta Air Lines, Inc. (“Delta”)

(NYSE Symbol: DAL)

Securities:	Class A Pass Through Certificates, Series 2012-1A (the “Class A Certificates”)	Class B Pass Through Certificates, Series 2012-1B (the “Class B Certificates”)

Amount:	$353,689,000	$126,203,000

Preliminary Prospectus Supplement:	Delta has prepared and filed with the SEC a Preliminary Prospectus Supplement, dated June 27, 2012 (the “Preliminary Prospectus Supplement”), which includes additional information regarding the Class A Certificates and the Class B Certificates. Terms used but not defined herein shall have the meanings set forth in the Preliminary Prospectus Supplement.

Ratings:	It is a condition to the issuance of the Class A Certificates and the Class B Certificates that they be rated by Moody’s and Standard & Poor’s at not lower than the ratings set forth in the table below:

Moody’s:	Baa2	Ba3
Standard & Poor’s:	A-	BB

Public Offering Price:	100%	100%

CUSIP:	247358 AA2	24735T AA6

ISIN:	US247358AA29	US24735TAA60

Coupon/Stated Interest Rate:	4.750%	6.875%

Make-Whole Spread Over Treasuries:	0.50%	0.50%

Depositary Rating:	The Depositary currently meets the Depositary Threshold Rating requirement. The Depositary has Long-Term Ratings of A2 from Moody’s and A from Standard & Poor’s and Short-Term Ratings of P-1 from Moody’s and A-1 from Standard & Poor’s.

Liquidity Provider Rating:	The Liquidity Provider currently meets the Liquidity Threshold Rating requirement. The Liquidity Provider has Long-Term Ratings of A2 from Moody’s and A from Standard & Poor’s and Short-Term Ratings of P-1 from Moody’s and A-1 from Standard & Poor’s.

Available Amount under the Liquidity Facilities at November 7, 2012[1]:	$25,200,342	$13,014,685

Initial “Maximum Commitment” under the Liquidity Facilities:	$25,200,342	$13,014,685

Underwriters Purchase Commitments:
Deutsche Bank Securities Inc.	$74,276,000	$26,503,000
Credit Suisse Securities (USA) LLC	$74,275,000	$26,502,000
Goldman, Sachs & Co.	$74,275,000	$26,502,000
Morgan Stanley & Co. LLC	$74,275,000	$26,502,000
Merrill Lynch, Pierce Fenner & Smith
Incorporated	$26,526,000	$9,466,000
Natixis Securities Americas LLC	$3,536,000	$1,262,000
Wells Fargo Securities, LLC	$26,526,000	$9,466,000

Underwriting Commission:	$5,398,785

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Transfer Restrictions on the Class B Certificates:	The Class B Certificates will be subject to transfer restrictions. They may be sold only to qualified institutional buyers, as defined in Rule 144A under the Securities Act of 1933 (as amended) for so long as they are outstanding.

Underwriting Agreement:	June 27, 2012

Settlement:	July 3, 2012 (T+4) closing date, the 4th business day following the date hereof.

A rating is not a recommendation to purchase, hold or sell the Class A Certificates or the Class B Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned on the Issuance Date by Moody’s and Standard & Poor’s to the Class A Certificates or the Class B Certificates referred to above will not be lowered or withdrawn by one or more rating agencies.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Deutsche Bank

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.

Securities Inc. toll-free at 1-800-503-4611, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Goldman, Sachs & Co. toll-free at 1-866-471-2526, Morgan Stanley & Co. LLC toll-free at 1-800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Natixis Securities Americas LLC at 212-698-3108 or Wells Fargo Securities, LCC toll-free at 1-800-468-9716.